EXHIBIT 4.6

PLEDGE AGREEMENT

among

LAZARD GROUP FINANCE LLC,

THE BANK OF NEW YORK,

as Collateral Agent, Custodial Agent and Securities Intermediary

and

THE BANK OF NEW YORK,

as Trustee

Dated as of May 10, 2005

TABLE OF CONTENTS

		Page
	ARTICLE I

	Definitions

SECTION 1.01.	Definitions	2

	ARTICLE II

	Pledge; Control and Perfection

SECTION 2.01.	The Pledge	4
SECTION 2.02.	Delivery, Control and Perfection	5

	ARTICLE III

	Payments on Collateral

SECTION 3.01.	Payments	7
SECTION 3.02.	Application of Payments	8

	ARTICLE IV

	Voting Rights — Senior Notes

SECTION 4.01.	Exercise by Trustee	8

	ARTICLE V

	Rights and Remedies; Special Event Redemption; Lazard Group Merger

SECTION 5.01.	Rights and Remedies of the Collateral Agent	8
SECTION 5.02.	Special Event Redemption	9
SECTION 5.03.	Lazard Group Merger	9

	ARTICLE VI

	Representations and Warranties; Covenants

SECTION 6.01.	Representations and Warranties of the Company	9
SECTION 6.02.	Representations and Warranties of the Collateral Agent, Custodial Agent and Securities Intermediary	10
SECTION 6.03.	Covenants	10

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TABLE OF CONTENTS

(continued)

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PLEDGE AGREEMENT, dated as of May 10, 2005, among Lazard Group Finance LLC, a Delaware limited liability company (the “Company”), The Bank of New York, not individually but solely as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”), as custodial agent (in such capacity, together with its successors in such capacity, the “Custodial Agent”) and as “securities intermediary” as defined in Section 8-102(a)(14) of the Code (as defined herein) (in such capacity, together with its successors in such capacity, the “Securities Intermediary”), and The Bank of New York, a New York banking corporation, not individually but solely as trustee and as attorney-in-fact of the holder of the senior notes of the Company described herein (in such capacity, together with its successors in such capacity, the “Trustee”) under the Notes Indenture (as defined herein).

RECITALS

WHEREAS, Lazard Ltd and the Purchase Contract Agent are parties to the Purchase Contract Agreement dated as of the date hereof (as modified, amended or supplemented, the “Purchase Contract Agreement”), pursuant to which there may be issued Units (such term, and each other capitalized term used in these recitals, having the meaning set forth herein or, if not defined herein, the meaning set forth in the Purchase Contract Agreement) having a Stated Amount of $25 per Unit, all of which will initially be Normal Units.

WHEREAS, each Normal Unit will consist of (a) a Purchase Contract and (b) either (i) a 1/40, or 2.5%, beneficial ownership interest in a Note having a $1,000 principal amount or (ii) following a Special Event Redemption in accordance with the Purchase Contract Agreement and the terms of the Notes, beneficial ownership of the Treasury Consideration.

WHEREAS, pursuant to the terms of the Purchase Contract Agreement and the Purchase Contracts, the Holders, from time to time, of the Units have irrevocably authorized the Purchase Contract Agent, as attorney-in-fact of such Holders, among other things, to execute and deliver the Notes Pledge Agreement on behalf of such Holders and to grant the pledge provided thereby of the Notes, any Treasury Consideration and any Treasury Securities delivered in exchange therefor to secure each Holder’s obligations under the related Purchase Contract, as provided therein and subject to the terms thereof.

WHEREAS, the Company as holder of the Senior Notes has irrevocably authorized the Trustee, as its attorney-in-fact, to, among other things, execute and deliver this Agreement on behalf of the Company and to grant the pledge provided hereby of the Senior Notes to secure the Company’s obligations under the Notes comprising a part of the Units, as provided herein and subject to the terms hereof.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Collateral Agent, the Securities Intermediary, the Custodial Agent and the Trustee agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Contract Agreement;

(b) the terms defined in this Agreement include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States;

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Recital, Article, Section or other subdivision; and

(e) the following terms shall have the following meanings:

“Agent” has the meaning set forth in Section 6.02.

“Agreement” means this agreement as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Code” has the meaning set forth in Section 5.01.

“Collateral” has the meaning set forth in Section 2.01(a).

“Collateral Account” means the securities account (number 210180) maintained at The Bank of New York, in the name of “The Bank of New York, as Trustee on behalf of the holder of certain securities of Lazard Group LLC, Collateral Account subject to the security interest of The Bank of New York, as Collateral Agent, for the benefit of Lazard Group Finance LLC, as pledgee” and any successor account.

“Collateral Agent” has the meaning set forth in the preamble to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Custodial Agent” has the meaning set forth in the preamble to this Agreement.

“Intermediary” means any entity that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity.

“Lazard Group” means Lazard Group LLC, a Delaware limited liability company.

“Lazard Ltd” means Lazard Ltd, an exempted Bermuda limited company.

“Notes” means the 6.120% senior notes of Lazard Group Finance LLC initially due 2035 issued pursuant to the Notes Indenture, including the notes issued pursuant to the First Supplemental Notes Indenture and the restricted notes issued to the Private Purchaser pursuant to the Second Supplemental Notes Indenture.

“Notes Indenture” means the Indenture dated as of May 10, 2005, between the Company and The Bank of New York, as trustee, as supplemented by the First Supplemental Notes Indenture and the Second Supplemental Notes Indenture, each dated as of May 10, 2005.

“Notes Pledge Agreement” means the Pledge Agreement dated as of May 10, 2005, among Lazard Ltd, The Bank of New York, as collateral agent (as defined therein), custodial agent (as defined therein) and securities intermediary (as defined therein) and The Bank of New York, as purchase contract agent.

“Pledge” has the meaning set forth in Section 2.01(c).

“Pledged Senior Notes” has the meaning set forth in Section 2.01(c).

“Private Purchaser” means IXIS — Corporate & Investment Bank, an entity organized under the laws of France.

“Proceeds” means all interest, dividends, cash, instruments, securities, financial assets (as defined in Section 8-102(a)(9) of the Code) and other property from time to time received, receivable or otherwise distributed upon the sale, exchange, collection or disposition of the Collateral or any proceeds thereof.

“Purchase Contract Agreement” has the meaning set forth in the Recitals to this Agreement.

“Securities Intermediary” has the meaning set forth in the preamble to this Agreement.

“Security Entitlement” has the meaning set forth in Section 8-102(a)(17) of the Code.

“Senior Notes” means the 6.120% senior notes of Lazard Group LLC initially due 2035 issued pursuant to the Senior Notes Indenture, as supplemented by the Second Supplemental Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of May 10, 2005, between Lazard Group LLC and The Bank of New York, as trustee, as supplemented by the Second Supplemental Senior Notes Indenture.

“TRADES Regulations” means the regulations of the United States Department of the Treasury, published at 31 C.F.R. Part 357, as amended from time to time. Unless otherwise defined herein, all terms defined in the TRADES Regulations are used herein as therein defined.

“Transfer” means, with respect to the Collateral and in accordance with the instructions of the Collateral Agent, the Trustee or the Company, as applicable:

(i) in the case of Collateral consisting of certificated securities, delivery as provided in 8-301(a) of the UCC in appropriate physical form to the recipient accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient; and

(ii) in the case of Collateral consisting of security entitlements relating to securities maintained in book-entry form, by causing a “securities intermediary” (as defined in Section 8-102(a)(14) of the Code) to (a) credit such “security entitlement” (as defined in Section 8-102(a)(17) of the Code) to a “securities account” (as defined in Section 8-501(a) of the Code) maintained by or on behalf of the recipient and (b) to issue a confirmation to the recipient with respect to such credit.

In the case of Collateral to be delivered to the Collateral Agent, the securities intermediary shall be the Securities Intermediary and the securities account shall be the Collateral Account. In addition, any Transfer of Treasury Securities and Treasury Consideration hereunder shall be made in accordance with the TRADES Regulations and other applicable law.

“Trustee” has the meaning set forth in the preamble of this Agreement.

ARTICLE II

Pledge; Control and Perfection

SECTION 2.01. The Pledge. (a) The Trustee and the Company, acting through the Trustee, as its attorney-in-fact, hereby pledges and grants to the Collateral Agent, for the benefit of the holders from time to time of the Notes, as collateral security for the payment and performance when due by the Company of its obligations to such holders under the Notes, a security interest in, and right of set-off against, all of the right, title and interest of the Trustee and the Company in:

(i) the Senior Notes;

(ii) the Collateral Account and all securities, financial assets, security entitlements, cash and other property credited thereto and all Security Entitlements related thereto;

(iii) all Proceeds of the foregoing; and

(iv) all powers and rights now owned or hereafter acquired under or with respect to any of the foregoing (all of the foregoing, collectively, the “Collateral”).

(b) Prior to or concurrently with the execution and delivery of this Agreement, the Trustee, on behalf of the Company, shall cause the Senior Notes, which will be subject to the Pledge set forth in this Section 2.01, to be Transferred to the Collateral Agent for the benefit of the holders from time to time of the Notes.

(c) The pledge provided in this Section 2.01 is herein referred to as the “Pledge” and the Senior Notes, subject to the Pledge, are hereinafter referred to as “Pledged Senior Notes”. Subject to the Pledge and the provisions of Section 2.02 hereof, the Company shall have full beneficial ownership of the Collateral. For purposes of perfecting the Pledge under applicable law, including, to the extent applicable, the TRADES Regulations or the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction, the Collateral Agent shall be the agent of the holders from time to time of the Notes as provided herein. Whenever directed by the Collateral Agent acting on behalf of such holders, the Securities Intermediary shall have the right to reregister in its name the Senior Notes or any other securities held in physical form.

(d) Except as may be required in order to release Senior Notes in connection with a Special Event Redemption, or except as otherwise required to release Senior Notes as specified herein, the Collateral Agent, shall not relinquish physical possession of any certificate evidencing Senior Notes prior to the termination of this Agreement. If it becomes necessary for the Collateral Agent to relinquish physical possession of a certificate in order to release a portion of the Senior Notes evidenced thereby from the Pledge, the Company shall use its commercially reasonable best efforts to arrange for the Securities Intermediary to obtain physical possession of a replacement certificate evidencing any Senior Notes remaining subject to the Pledge hereunder registered to the Securities Intermediary or endorsed in blank (or accompanied by a bond power endorsed in blank) within fifteen calendar days of the date the Securities Intermediary relinquished possession. The Securities Intermediary shall promptly notify the Company and the Collateral Agent of its inability to obtain possession of any such replacement certificate as required hereby.

(e) Notwithstanding anything contained herein to the contrary, for avoidance of doubt, interest payments on the Senior Notes shall not be subject to the Pledge and therefore are not part of the Collateral.

SECTION 2.02. Delivery, Control and Perfection. (a) The Trustee shall immediately deliver to the Collateral Agent all certificates or instruments representing the Collateral accompanied by stock or bond powers duly executed in blank or other instruments of reasonable satisfaction to the Collateral Agent.

(b) Except as provided in Section 4.01, at all times prior to the termination of the Pledge, the Collateral Agent shall have sole control of the Collateral Account, and the Securities Intermediary shall take instructions and directions with respect to the Collateral Account solely from the Collateral Agent. In connection with the Pledge granted in Section 2.01, and subject to the other provisions of this Agreement, the Company acting through the Trustee, as its attorney-in-fact, hereby authorizes and directs the Securities Intermediary (without the necessity of obtaining the further consent of the Trustee or the Company), and the Securities Intermediary agrees, to comply with and follow any instructions and entitlement orders (as defined in Section 8-102(a)(8) of the Code) that the Collateral Agent may deliver pursuant to the terms hereof or upon the written direction of the holders with respect to the Collateral Account, the Collateral credited thereto and any Security Entitlements with respect thereto. Such instructions and entitlement orders may, without limitation, direct the Securities Intermediary to transfer, redeem, assign, or otherwise deliver the Senior Notes, and any Security Entitlements with respect thereto, or sell, liquidate or dispose of such assets through a broker designated by the holders, and to pay and deliver any income, proceeds or other funds derived therefrom to the holders. The Collateral Agent shall be the agent of the holders and shall act only in accordance with the terms hereof or as otherwise directed in writing by the holders. Without limiting the generality of the foregoing, the Collateral Agent shall issue entitlement orders to the Securities Intermediary when and as required by the terms hereof or as otherwise directed in writing by the holders.

(c) The Securities Intermediary hereby confirms and agrees that:

(i) all securities or other property underlying any financial assets credited to the Collateral Account shall be registered in the name of the Securities Intermediary, or its nominee, endorsed to the Securities Intermediary, or its nominee, or in blank or credited to another Collateral Account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Collateral Account be registered in the name of the Trustee, the Collateral Agent, the Company or any holder, payable to the order of, or specially endorsed to, the Trustee, the Collateral Agent, the Company or any holder except to the extent the foregoing have been specially endorsed to the Securities Intermediary or in blank;

(ii) all property delivered to the Securities Intermediary pursuant to this Agreement (including, without limitation, any Senior Notes) will be promptly credited to the Collateral Account;

(iii) the Collateral Account is an account to which financial assets are or may be credited, and the Securities Intermediary shall, subject to the terms of this Agreement, treat the Trustee as entitled to exercise the rights of any financial asset credited to the Collateral Account;

(iv) the Securities Intermediary has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other Person relating to the Collateral Account or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the Code) of such other Person; and

(v) the Securities Intermediary has not entered into, and until the termination of this Agreement will not enter into, any agreement with any holder, the Collateral Agent or the Trustee purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in this Section 2.02 hereof.

(d) The Securities Intermediary hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Collateral Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the Code.

(e) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement, as may be amended pursuant to Article IX hereof, shall prevail.

(f) The Trustee hereby irrevocably constitutes and appoints the Collateral Agent and the holders, with full power of substitution, as the Trustee’s attorney-in-fact to take on behalf of, and in the name, place and stead of the Trustee and the Company, any action necessary or desirable to perfect and to keep perfected the security interest in the Collateral referred to in Section 2.01. The grant of such power-of-attorney shall not be deemed to require of the Collateral Agent any specific duties or obligations not otherwise assumed by the Collateral Agent hereunder. Notwithstanding the foregoing, in no event shall the Collateral Agent, the Custodial Agent, the Securities Intermediary or the Trustee be responsible for the preparation or filing of any financing or continuation statements in the appropriate jurisdictions or responsible for maintenance or perfection of any security interest hereunder.

(g) The Trustee shall file with the United States Internal Revenue Service (and deliver to the Company) Forms 1099 (or successor or comparable forms), to the extent required by law, with respect to payments to the Company.

ARTICLE III

Payments on Collateral

SECTION 3.01. Payments. So long as the Company or the Trustee is the registered owner of the Pledged Senior Notes, the Trustee shall receive all payments thereon. If the Pledged Senior Notes are reregistered such that the Collateral Agent becomes the registered holder, all payments of the principal of, or interest or other amounts on the Pledged Senior Notes that are properly payable hereunder shall be paid by the Collateral Agent by wire transfer in same day funds, in the case of (A) any interest payments with respect to the Pledged Senior Notes and (B) any payments with respect to any Senior Notes that have been released from the Pledge pursuant to Section 4.01 hereof, to the Trustee, for the benefit of the Company, to the account designated by the Trustee for such purpose no later than 11:00 a.m., New York City time, on the Business Day such payment is received by the Collateral Agent (provided that in the event such payment or payment instructions are received by the Collateral Agent on a day that is not a Business Day or after 10:30 a.m., New York City time, on a Business Day, then such payment shall be made no later than 9:30 a.m., New York City time, on the next succeeding Business Day);

SECTION 3.02. Application of Payments. All payments received by the Trustee as provided herein shall be applied by the Trustee pursuant to the provisions of the Notes Indenture. If, notwithstanding the foregoing, the Trustee shall receive any payments of principal on account of any Senior Notes, that, at the time of such payments, are Pledged Senior Notes, the Trustee or the Company shall hold the same as trustee of an express trust for the benefit of the holders (and promptly deliver the same over to the holders) for application to the obligations of the Company under the Notes comprising a part of the Purchase Contracts, and the Company shall acquire no right, title or interest in any such payments of principal so received, except as provided herein.

ARTICLE IV

Voting Rights — Senior Notes

SECTION 4.01. Exercise by Trustee. The Trustee may exercise, or refrain from exercising, any and all voting and other consensual rights pertaining to the Pledged Senior Notes, subject to the terms and conditions set forth in the Senior Notes Indenture.

ARTICLE V

Rights and Remedies; Special Event Redemption; Lazard Group Merger

SECTION 5.01. Rights and Remedies of the Collateral Agent. (a) In addition to the rights and remedies available at law or in equity, after an event of default under any of the Senior Notes by the Company, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (or any successor thereto) as in effect in the State of New York from time to time (the “Code”) (whether or not the Code is in effect in the jurisdiction where the rights and remedies are asserted) and the TRADES Regulations and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted. Wherever reference is made in this Agreement to any section of the Code, such reference shall be deemed to include a reference to any provision of the Code which is a successor to, or amendment of, such section. Without limiting the generality of the foregoing, such remedies may include, to the extent permitted by applicable law, at the direction of the Trustee (i) retention of the Pledged Senior Notes or other Collateral in full satisfaction of the Company’s obligations under the Notes comprising a part of the Units or (ii) sale of the Pledged Senior Notes or other Collateral in one or more public or private sales or otherwise at the written direction of the Trustee.

(b) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent, the Collateral Agent is hereby irrevocably authorized to receive and collect all payments of the principal amount of, or interest on the Pledged Senior Notes, subject to the provisions of Article III.

(c) The Trustee, as attorney-in-fact for the Company, agrees that, from time to time, upon the written request of the holders or the Collateral Agent (acting upon the written request of the Holders), the Trustee or the Company shall execute and deliver such further documents and do such other acts and things as may be necessary, including as the Company or the Collateral Agent (acting upon the written request of the Company) may reasonably request in order to maintain the Pledge, and the perfection and priority thereof, and to confirm the rights of the Collateral Agent hereunder. The Trustee shall have no liability to the Company for executing any documents or taking any such acts requested by the holders or the Collateral Agent (acting upon the written request of the holders) hereunder, except for liability for its own grossly negligent act, its own grossly negligent failure to act, its own bad faith or its own willful misconduct.

SECTION 5.02. Special Event Redemption. Upon the occurrence of a Special Event Redemption and the satisfaction of all terms and conditions related thereto as set forth in the Notes Indenture and the Senior Notes Indenture, including receipt of the Redemption Price, the Collateral Agent shall be authorized to surrender the Senior Notes in accordance with the provisions of the Senior Notes Indenture.

SECTION 5.03. Lazard Group Merger. Upon the occurrence of a Lazard Group Merger and the satisfaction of all terms and conditions related thereto as set forth in the Notes Indenture and the Senior Notes Indenture, the Collateral Agent shall be authorized to release the Senior Notes in accordance with the provisions of the Notes Indenture and the Senior Notes Indenture. Any such Senior Notes that would replace the Notes constituting part of a Normal Unit shall be transferred to the person acting as collateral agent with respect to the Normal Units.

ARTICLE VI

Representations and Warranties; Covenants

SECTION 6.01. Representations and Warranties of the Company. The Company, acting through the Trustee as its attorney-in-fact (it being understood that the Trustee shall not be liable for any representation or warranty made by or on behalf of the Company), hereby represents and warrants to the Collateral Agent, which representations and warranties shall be deemed repeated on each day the Company Transfers Collateral that:

(a) such Company has the power to grant a security interest in and lien on the Collateral;

(b) the Company is the sole beneficial owner of the Collateral and, in the case of Collateral delivered in physical form, is the sole holder of such Collateral and is the sole beneficial owner of, or has the right to Transfer, the Collateral it Transfers to the Collateral Agent, free and clear of any security interest, lien, encumbrance, call, liability to pay money or other restriction other than the security interest and lien granted under Section 2.01;

(c) upon the Transfer of the Collateral to the Collateral Account, the Collateral Agent, for the benefit of the holders from time to time of the Notes, will have a valid and perfected first priority security interest therein (assuming that any central clearing operation or any Intermediary or other entity not within the control of the Company involved in the Transfer of the Collateral, including the Collateral Agent, gives the notices and takes the action required of it hereunder and under applicable law for perfection of that interest and assuming the establishment and exercise of control pursuant to Section 2.02); and

(d) the execution and performance by the Company of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on the Collateral other than the security interest and lien granted under Section 2.01 or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.

SECTION 6.02. Representations and Warranties of the Collateral Agent, Custodial Agent and Securities Intermediary. Each of the Collateral Agent, Custodial Agent and Securities Intermediary (each an “Agent”) hereby represents and warrants:

(a) such Agent is a New York banking corporation;

(b) the Securities Intermediary is a “securities intermediary” as defined in Article 8-102(a)(14) of the Code and the Collateral Account is a “securities account” as such term is defined in Section 8-501(a) of the Code;

(c) the execution, delivery and performance by such Agent of this Agreement has been duly authorized by all necessary corporate action on the part of such Agent; this Agreement has been duly executed and delivered by such Agent and constitutes a valid and legally binding obligation of such Agent, enforceable against such Agent in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(d) the execution, delivery and performance by such Agent of this Agreement does not violate or constitute a breach of the charter by-laws of such Agent; and

(e) no consent of any federal or state banking authority having regulatory authority over such Agent in its individual capacity is required for the execution and delivery of, or performance by its Agent of its respective obligations under, this Agreement.

SECTION 6.03. Covenants. The Company, acting through the Trustee as their attorney-in-fact (it being understood that the Trustee shall not be liable for any covenant made by or on behalf of the Company), hereby covenant to the Collateral Agent that for so long as the Collateral remains subject to the Pledge:

(a) neither the Trustee nor the Company will create or purport to create or allow to subsist any mortgage, charge, lien, pledge or any other security interest whatsoever over the Collateral or any part of it other than pursuant to this Agreement; and

(b) neither the Trustee nor Company will sell or otherwise dispose (or attempt to dispose) of the Collateral or any part of it except for the beneficial interest therein, subject to the pledge hereunder, transferred in connection with the Transfer of the Units.

ARTICLE VII

The Agents

SECTION 7.01. Appointment, Powers and Immunities. (a) Each Agent shall act as agent for the Company hereunder with such powers as are specifically vested in such Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Each Agent:

(i) shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants or obligations shall be inferred from this Agreement against any of them, nor shall any of them be bound by the provisions of any agreement by any party hereto beyond the specific terms hereof;

(ii) shall not be responsible for any recitals contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement, the Senior Notes or the Senior Notes Indenture, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (other than as against such Agent), the Senior Notes or the Senior Notes Indenture or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person (except such Agent) to perform any of its obligations hereunder or thereunder or, except as expressly required hereby, for the existence, validity, perfection, priority or maintenance of any security interest created hereunder;

(iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder (except in the case of the Collateral Agent, pursuant to written directions furnished under Section 7.02 hereof, subject to Section 7.06 hereof);

(iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith or therewith, except for its own gross negligence, bad faith or willful misconduct;

(v) shall not be required to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, the Units or other property deposited hereunder;

(vi) may perform any of their duties hereunder directly or by or through agents or attorneys appointed with due care;

(vii) shall be entitled to consult with counsel of its selection and to act in full reliance upon the advice of such counsel concerning matters pertaining to the agencies created hereby and its duties hereunder, and shall not be liable for any action taken or omitted to be taken by it in good faith and in reliance upon and in accordance with the reasonable advice of counsel selected by it;

(viii) shall not be liable with respect to any action taken by it in good faith in accordance with any direction of the Company or its agents except for its own gross negligence or willful misconduct; and

(ix) shall not be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of services contemplated by this Agreement.

Subject to the foregoing, during the term of this Agreement, each Agent, in connection with the safekeeping and preservation of the Collateral hereunder, shall use the same standard of care it applies for similar property held for its own account.

(b) No provision of this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. In no event shall any Agent be liable for any amount in excess of the value of the Collateral. Notwithstanding the foregoing, each Agent in its individual capacity, hereby waive any right of set-off, banker’s lien, liens or perfection rights as securities intermediary or any counterclaim with respect to any of the Collateral.

(c) No Agent shall have any liability whatsoever for the action or inaction of any Clearing Agency or any book-entry system thereof. In no event shall any Clearing Agency or any book-entry system thereof be deemed an agent or subcustodian of any Agent.

SECTION 7.02. Instructions of the Company. The Company shall have the right, by one or more instruments in writing executed and delivered to the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, to direct the time, method and place of conducting any proceeding for the realization of any right or remedy available to the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, or of exercising any power conferred on the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, or to direct the taking or refraining from taking of any action authorized by this Agreement; provided that (i) such direction shall be in writing and shall not conflict with the provisions of any law or of this Agreement and (ii) the applicable Agent shall receive indemnity reasonably satisfactory to it as provided herein. Nothing in this Section 7.02 shall impair the right of each Agent in its discretion to take any action or omit to take any action which it deems proper and which is not inconsistent with such direction.

SECTION 7.03. Reliance. Each Agent, in absence of bad faith, shall be entitled conclusively to rely upon any certification, order, judgment, instructions, opinion, notice or other communication (including, without limitation, any thereof by telephone or facsimile) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the correctness of any fact stated therein), and upon advice and written statements of legal counsel and other experts selected by such Agent. As to any matters not expressly provided for by this Agreement, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions given by the Company in accordance with this Agreement.

SECTION 7.04. Rights in Other Capacities. Each Agent and its affiliates may (without having to account therefor to the Company) accept deposits from, lend money to, make their investments in and generally engage in any kind of banking, trust or other business with the Trustee and any holder of Notes (and any of their respective subsidiaries or affiliates) as if it were not acting as such Agent, and each Agent and its affiliates may accept fees and other consideration from the Trustee or any holder of Notes without having to account for the same to the Company; provided that each Agent covenants and agrees with the Company that it shall not accept, receive or permit there to be created in favor of itself (and waives any right of set-off or banker’s lien with respect to) and shall take no affirmative action to permit there to be created in favor of any other Person, any security interest, lien or other encumbrance of any kind in or upon the Collateral and the Collateral shall not be commingled with any other assets of any such Person.

SECTION 7.05. Non-reliance on Collateral Agent. None of the Agents shall be required to keep itself informed as to the performance or observance by the Trustee or any holder of Notes of this Agreement, the Purchase Contract Agreement, the Units or any other document referred to or provided for herein or therein or to inspect the properties or books of the Trustee or any holder of Notes. None of the Agents shall have any duty or responsibility to provide the Company or the Remarketing Agent with any credit or other information concerning the affairs, financial condition or business of the Trustee or any holder of Notes (or any of their respective subsidiaries or affiliates) that may come into its possession or any of its affiliates.

SECTION 7.06. Compensation and Indemnity. The Company agrees:

(a) to pay each Agent from time to time such compensation as shall be agreed in writing between the Company and such Agent for all services rendered by it hereunder; and

(b) to indemnify the Collateral Agent, the Custodial Agent and the Securities Intermediary and their officers, directors and agents for, and to hold each of them harmless from and against, any loss, liability or reasonable out-of-pocket expense incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of its powers and duties under this

Agreement, including the reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of one counsel) of defending itself against any claim or liability in connection with the exercise or performance of such powers and duties or collecting such amounts. Each Agent shall promptly notify the Company of any third party claim which may give rise to the indemnity hereunder and give the Company the opportunity to control the defense of such claim with counsel reasonably satisfactory to the indemnified party, provided no conflict of interest exists (if such a conflict of interests exists, the Collateral Agent, the Custodial Agent and the Securities Intermediary collectively will be entitled to one separate counsel payable by the Company), and if the Company so elects to assume such defense, the Company shall in good faith defend the Collateral Agent, the Custodial Agent or the Securities Intermediary (in which case all attorney’s fees and expenses shall be borne by the Company). No compromise or settlement of any claims may be effected by any party without the other parties’ consent (which consent shall not be unreasonably withheld) unless (i) there is no finding or omission of any violation of law and no effect on any other claims that may be made against any of such other parties and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking the compromise or settlement. The provisions of this Section 7.06(b) shall survive the termination of this Agreement or the resignation or removal of any of the Agents.

SECTION 7.07. Failure To Act. In the event of any ambiguity in the provisions of this Agreement or any dispute between or conflicting claims by or among the parties hereto or any other Person with respect to any funds or property deposited hereunder, each Agent shall be entitled, after prompt notice to the Company and the Trustee, at its sole option, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and no Agent shall be or become liable in any way to any of the parties hereto for its failure or refusal to comply with such conflicting claims, demands or instructions. Each Agent shall be entitled to refuse to act until either (i) such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing, reasonably satisfactory to such Agent, or (ii) such Agent shall have received security or an indemnity reasonably satisfactory to it sufficient to save such Agent harmless from and against any and all loss, liability or reasonable out-of-pocket expense which such Agent may incur by reason of its acting without bad faith, willful misconduct or negligence. Each Agent may, but shall not be required, in addition elect to commence an interpleader action or seek other judicial relief or orders at the expense of the Company as such Agent may deem necessary. Notwithstanding anything contained herein to the contrary, no Agent shall be required to take any action that is in the reasonable opinion of its counsel contrary to law or to the terms of this Agreement, or which would in its reasonable opinion subject it or any of its officers, employees or directors to liability.

SECTION 7.08. Resignation; Replacement of Collateral Agent, Custodial Agent or Securities Intermediary. Subject to the appointment and acceptance of a successor Agent, as provided below, (a) any Agent may resign at any time by giving notice thereof to the Company and the Trustee as attorney-in-fact for the holders of Notes, (b) any Agent may be removed at any time by the Company (with or without cause) by notice to the Trustee and the Collateral Agent, the Custodial Agent and the Securities Intermediary and (c) if any Agent fails to perform any of its material obligations hereunder in any material respect for a period of not less than 20 days after receiving written notice of such failure by the Trustee and such failure shall be continuing, such Agent may be removed by the Trustee (including with respect to other Agent responsibilities). The Trustee shall promptly notify the Company of any removal of an Agent pursuant to clause (c) of the immediately preceding sentence. Upon notice of any such resignation or removal, the Company shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after any notice of such resignation or such removal, then the retiring Agent may at the Company’s expense petition any court of competent jurisdiction for the appointment of a successor Agent. Upon removal of an Agent, no fees paid to the retiring Agent pursuant to Section 7.06(a) of this Agreement shall be refunded. Each successor Agent shall be a financial institution which has an office or agency in New York, New York with a combined capital and surplus of at least $50,000,000 or any affiliate of a financial institution having such capital and surplus. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent, upon payment of any of its unpaid fees and expenses, shall take all appropriate action to transfer any money and property held by it hereunder (including the Collateral) to such successor. The retiring Agent shall, upon such succession, be discharged from its duties and obligations as such Agent hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 7.08 and Section 7.06 hereof, shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as such Agent. Any resignation or removal of the Collateral Agent hereunder shall be deemed for all purposes of this Agreement as the simultaneous resignation or removal of the Custodial Agent and the Securities Intermediary hereunder.

So long as it meets the requirements of this Section 7.08, any corporation into which the Collateral Agent, the Custodial Agent or the Securities Intermediary, in its individual capacity, may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Collateral Agent in its individual capacity may be transferred, shall be the Collateral Agent, the Custodial Agent, or the Securities Intermediary, as the case may be, respectively, under this Agreement without further act.

SECTION 7.09. Right To Appoint Agent or Advisor. The Collateral Agent shall have the right to appoint agents or advisors in connection with any of its duties hereunder, and the Collateral Agent shall not be liable for any action taken or omitted by, or in reliance upon the advice of, such agents or advisors reasonably selected in good faith. The appointment of agents (other than legal counsel) pursuant to this Section 7.09 shall be subject to prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

SECTION 7.10. Survival. The provisions of this Article VII shall survive termination of this Agreement and the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary.

SECTION 7.11. Exculpation. Anything in this Agreement to the contrary notwithstanding, in no event shall any of the Agents or their respective officers, employees or agents be liable under this Agreement to any third party for indirect, special, punitive or consequential loss or damage of any kind whatsoever, including lost profits or loss of business, relating to, arising from or in connection with this Agreement, whether or not the likelihood of such loss or damage was known to such Agent, incurred without any act or deed that is found to be attributable to negligence, bad faith or willful misconduct on the part of such Agent.

ARTICLE VIII

Amendment

SECTION 8.01. Amendment Without Consent of the Holders. Without the consent of the Holders, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Trustee, at any time and from time to time, may amend this Agreement, in form satisfactory to the Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Trustee, for any of the following purposes:

(i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company to the extent permitted by the Notes Indenture; or

(ii) to add covenants of the Company, or to surrender any right or power herein conferred upon the Company so long as such covenants or such surrender do not adversely affect the validity, perfection or priority of the security interests granted or created hereunder; or

(iii) to evidence and provide for the acceptance of appointment hereunder by a successor Collateral Agent, Custodial Agent, Securities Intermediary or Trustee; or

(iv) to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other such provisions herein, or to make any other provisions with respect to such matters or questions arising under this Agreement, provided such action shall not adversely affect the interests of the Holders.

SECTION 8.02. Amendment with Consent of the Holders. With the consent of the majority of the Holders, the Trustee or the Collateral Agent, as the case may be, the Company, the Trustee, the Collateral Agent, the Custodial Agent and the Securities Intermediary may amend this Agreement for the purpose of modifying in any manner the provisions of this Agreement or the rights of the Company in respect of the Senior Notes, provided that the approval of each Holder shall be required to change the amount or type of Collateral, impair the right of the Trustee on behalf of the Holders, to receive distributions on the underlying Collateral or otherwise adversely affect the Trustee’s rights in or to such Collateral.

It shall not be necessary under this Section for the Holders to approve the particular form of any proposed amendment, but it shall be sufficient if such action approves the substance thereof.

SECTION 8.03. Execution of Amendments. In executing any amendment permitted by this Article VIII, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Trustee shall be entitled to receive and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent, if any, to the execution and delivery of such amendment have been satisfied and, in the case of an amendment pursuant to Section 8.01, that such amendment does not adversely affect the validity, perfection or priority of the security interests granted or created hereunder.

SECTION 8.04. Effect of Amendments. Upon the execution of any amendment under this Article VIII, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes.

SECTION 8.05. Reference to Amendments. Certificates authenticated, executed on behalf of the Company and delivered after the execution of any amendment pursuant to this Article VIII may, and shall if required by the Collateral Agent or the Trustee, bear a notation in form approved by the Trustee and the Collateral Agent as to any matter provided for in such amendment.

ARTICLE IX

Miscellaneous

SECTION 9.01. No Waiver. No failure on the part of any party hereto or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any party hereto or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

SECTION 9.02. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Without limiting the foregoing, the above choice of law is expressly agreed to by the Securities Intermediary, the Collateral Agent, the Custodial Agent and the company acting through the Trustee, as its attorney-in-fact, in connection with the establishment and maintenance of the Collateral Account, which law, for purposes of the Code, shall be deemed to be the law governing all Security Entitlements related thereto. In addition, such parties agree that, for purposes of the Code, New York shall be the Securities Intermediary’s jurisdiction. The Company, the Collateral Agent and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any

New York state court sitting in the Borough of Manhattan in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Collateral Agent and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 9.03. Judgment Currency. The Company agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due (the “Required Currency”) into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Purchase Contract Agent could purchase in The City of New York the requisite amount of the Required Currency with the Judgment Currency on the New York Banking Day preceding the day on which a final unappealable judgment is given and (b) its obligations under this Agreement to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Agreement. For purpose of the foregoing, “New York Banking Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed.

SECTION 9.04. Notices. Unless otherwise stated herein, all notices, requests, instructions, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) and, if sent to the Company, will be mailed, delivered or telecopied to Lazard Group Finance LLC, 30 Rockefeller Plaza, New York, New York, 10020, Attention: General Counsel, telecopy: (212-) 335-5972; or if sent to the Purchase Contract Agent as attorney-in-fact of the Holders from time to time of the Units, will be mailed, delivered or telefaxed to The Bank of New York, 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration (fax no.: (212) 815-5707); or if sent to the Collateral Agent, Custodial Agent and Securities Intermediary, will be mailed, delivered or telefaxed to The Bank of New York, 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration (fax no.: (212) 815-5707), or as to any party, at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a mailed notice or notice transmitted by telecopier, upon receipt, in each case given or addressed as aforesaid.

SECTION 9.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Trustee, and the Company as holder of the Senior Notes, by its acceptance of the same, shall be deemed to have agreed to be bound by the provisions hereof and to have ratified the agreements of, and the grant of the Pledge hereunder by, the Trustee.

SECTION 9.06. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

SECTION 9.07. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.08. Expenses, etc. The Company agrees to reimburse the Collateral Agent, the Securities Intermediary and the Custodial Agent for:

(a) all reasonable out-of-pocket costs and all reasonable expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, the reasonable fees and expenses of one counsel to the Collateral Agent, the Custodial Agent and the Securities Intermediary), in connection with (i) the negotiation, preparation, execution and delivery or performance of this Agreement and (ii) any modification, supplement or waiver of any of the terms of this Agreement;

(b) all reasonable costs and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, reasonable fees and expenses of one counsel) in connection with (i) any enforcement or proceedings resulting or incurred in connection with causing any Holder of Units to satisfy its obligations under the Purchase Contracts forming a part of the Units and (ii) the enforcement of this Section 9.08; and

(c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document referred to herein and all costs, expenses, taxes, assessments and other charges, if any, incurred in connection with any filing, registration, recording or perfection of any security interest to the extent contemplated hereby.

SECTION 9.09. Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Holders from time to time hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any provision of the Purchase Contracts or the Units or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or any other term of, or any increase in the amount of, all or any of the obligations of Holders of Units under the related Purchase Contracts, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Purchase Contract Agreement or any Purchase Contract or any other agreement or instrument relating thereto; or

(c) any other circumstance which might otherwise constitute a defense available to, or discharge of, a borrower, a guarantor or a pledgor.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.11. Incorporation by Reference. Each of the Company, the Collateral Agent and the Securities Intermediary agrees that the Trustee is, in acting hereunder with respect to the Company, entitled to all rights, privileges, benefits, protections, immunities and indemnities provided to it under the Notes Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LAZARD GROUP FINANCE LLC,

By	/s/ Scott D. Hoffman
Name: Scott D. Hoffman
Title: Director and Vice President

THE BANK OF NEW YORK, as Trustee and as attorney-in-fact of the Company,

By	/s/ Julie Salovitch-Miller
Name: Julie Salovitch-Miller
Title: Vice President

THE BANK OF NEW YORK, as Collateral Agent, Custodial Agent and Securities Intermediary,

By	/s/ Julie Salovitch-Miller
Name: Julie Salovitch-Miller
Title: Vice President